UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VITESSE SEMICONDUCTOR CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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741 Calle Plano Drive

Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, January 26, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of Vitesse Semiconductor Corporation will be held on January 26, 2012, at 9:00 a.m. local time at the Hyatt Westlake Plaza in Thousand Oaks, 880 South Westlake Boulevard, Westlake Village, CA 91361, for the following purposes:

1.               To elect six directors to hold office for the ensuing year and until their successors are duly elected;

2.               To hold an advisory vote on executive compensation;

3.               To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.               To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012; and

5.               To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.  Stockholders of record at the close of business on December 5, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the meeting.  This year we are using the Internet as our primary means of furnishing proxy materials to our stockholders.  Accordingly, most stockholders will not receive paper copies of our proxy materials.  We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone.  The notice also provides information on how stockholders may request paper copies of our proxy materials.  You may access the proxy statement and our annual report on the Internet, both of which are available at “www.edocumentview.com/VTSS.”

Your vote is important.  Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting and we urge you to vote as soon as possible.  As an alternative to voting in person at the Annual Meeting, you may vote electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.  Timely voting by any of these methods will ensure your representation at the Annual Meeting.

By Order of the Board of Directors,

Camarillo, California	Christopher R. Gardner
December 6, 2011	President and Chief Executive Officer

VITESSE SEMICONDUCTOR CORPORATION

741 Calle Plano Drive
Camarillo, California 93012
(805) 388-3700

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Vitesse Semiconductor Corporation (“Vitesse” or the “Company”, “us”, “we”, or “our”) for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt Westlake Plaza in Thousand Oaks, 880 South Westlake Boulevard, Westlake Village, CA 91361, on Thursday, January 26, 2012, at 9:00 a.m. local time and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement is first being made available to all stockholders entitled to vote at the Annual Meeting on or about December 16, 2011.

Record Date and Shares Outstanding

Stockholders of record at the close of business on December 5, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) thereof.  On the Record Date, 24,487,978 shares of our common stock, $0.01 par value, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use (i) by delivering to us at our principal offices (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or (ii) by attending the Annual Meeting and voting in person.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from that record holder, and you will need to provide a copy of such proxy at the Annual Meeting.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting.  Please note that cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.  No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending.  Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a representative of a stockholder of record as of the Record Date for a stockholder of record that is not a natural person.

For directions to attend the Annual Meeting, please visit the Hyatt Westlake Plaza in Thousand Oaks website at http://westlake.hyatt.com/hyatt/hotels/services/maps or contact the hotel via telephone at (805) 557-1234.

Voting and Costs of Solicitation

Shares Directly Held—Stockholder of Record.  If you are a “registered holder,” that is your shares are registered in your name through our transfer agent, and you are viewing this proxy over the Internet you may vote electronically over the Internet.  For those stockholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided.  The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet.  Those stockholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.  You may request a ballot at the Annual Meeting and vote your shares in person.

Shares Indirectly Held—Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares.  We urge you to direct your broker on how to vote your shares.  Beneficial owners may attend the Annual Meeting, but may not vote in person unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares in person at the Annual Meeting.  Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.  If you did not receive a voting instruction card, please contact the institution holding your shares.  We recommend that you vote your shares in advance as described above, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned, and only proxies that have been timely voted electronically or by telephone will be counted in the quorum and voted.  The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Wednesday, January 25, 2012.  Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail.

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card, and any additional solicitation materials furnished to stockholders.  Solicitations also may be made by personal interview, telephone and electronic communications by directors, officers and other employees of Vitesse without additional compensation.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.  No additional compensation will be paid to those individuals for any such services.

If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.  If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted as follows:

•                  “For” election of all six nominees for director as described in Proposal One;

•                  “For” approval of the advisory vote on executive compensation as described in Proposal Two;

•                  In favor of a say-on- pay vote occurring every “1 Year” as described in Proposal Three; and

•                  “For” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm as described in Proposal Four.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Some stockholders receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form because their shares are held in multiple accounts or registered in different names or addresses.  Please vote your shares held in each account to ensure that all of your shares will be voted.

Quorum, Abstentions, Broker Non-Votes, Required Votes

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders.  Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 12,243,990 shares of Common Stock will be required to establish a quorum.  Each outstanding share of our Common Stock is entitled to one vote on each proposal at the Annual Meeting.  Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.  Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.  Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting.  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares because the matter is not considered a routine matter.  The only routine matter that is being submitted to stockholders at the Annual Meeting is Proposal Four, ratification of the appointment of our independent registered public accounting firm.

In the election of the six directors (Proposal One), you may vote “For” all of the nominees or your vote may be “Withheld” with respect to one or more of the nominees.  With respect to Proposal Three, the advisory vote on the frequency of the advisory vote on executive compensation, you may vote for “1 year,” “2 years,” or “3 years” or you may “Abstain.”  For all other proposals, you may vote “For,” “Against” or “Abstain.”  If you “Abstain,” it has the same effect as a vote “Against.”

If a quorum is present at the Annual Meeting, a plurality of the shares voting will be sufficient to elect the director nominees (Proposal One).  This means that the six nominees for election as directors who receive the most votes “for” election will be elected.  Approval of the advisory vote on executive compensation (Proposal Two) and ratification of the appointment of our independent registered public accounting firm (Proposal Four), each will require an affirmative vote of the majority of the shares of Common Stock present or represented at the Annual Meeting with respect to such proposal.  With respect to the frequency of the advisory vote on executive compensation (Proposal Three), the Board will give careful consideration to the voting results on this proposal and expects to adopt the alternative that receives the greatest number of votes, even if that alternative does not receive a majority of the votes cast.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One).  In the past, if you held your shares in street name, and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as it felt appropriate.

Your bank or broker no longer has the discretion to vote your uninstructed shares in the election of directors.  Similarly, your bank or broker does not have ability to vote your uninstructed shares on any other matters being submitted to the stockholders for a vote at the Annual Meeting other than ratification of the appointment of our independent registered public accounting firm (Proposal Four).  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote at the Annual Meeting, your shares will not be voted on Proposals One, Two or Three.

Deadline for Receipt of Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, the written proposal must be received by us no later than August 18, 2012, and should contain the information required under our bylaws.  If the date of next year’s annual meeting is moved more than 30 days before or after January 26, 2013, the first anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials for next year’s meeting.  Any proposals will also need to comply with Rule 14a-8 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company sponsored proxy materials.  Proposals should be addressed to our Corporate Secretary, at our principal executive offices.

If you intend to present a proposal at our 2013 Annual Meeting of Stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of the proposal in accordance with our bylaws.  Pursuant to our bylaws, in order for a stockholder proposal to be deemed properly presented in these circumstances, a stockholder must deliver notice of the proposal to our Corporate Secretary, at our principal executive offices after the close of business on October 28, 2012 and before the close of business on November 27, 2012.  However, if the date of our 2013 Annual Meeting of Stockholders is more than 30 days before or after January 26, 2013, the first anniversary of this year’s Annual Meeting, stockholders must give us notice of any stockholder proposals within a reasonable time before the mailing date of the proxy statement for next year’s Annual Meeting.  If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The proxies to be solicited by us through our Board of Directors for our 2013 Annual Meeting of Stockholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal properly presented at the 2013 Annual Meeting of Stockholders if we fail to receive notice of the stockholder’s proposal for the meeting by August 18, 2012.

If a stockholder desires only to recommend a candidate for consideration by the Nominating and Corporate Governance Committee as a potential nominee for the Board, see the procedures discussed in “Proposal One—Election of Directors—Process for Recommending Candidates for Election to the Board of Directors.”

Further Information

We will provide without charge to each stockholder solicited by these proxy materials a copy of Vitesse’s annual report on Form 10-K for the fiscal year ended September 30, 2011, without exhibits, and any amendments, upon request of such stockholder made in writing to Vitesse Semiconductor Corporation, 741 Calle Plano Drive, Camarillo, California 93012, Attn: Investor Relations.  We will also furnish any exhibit to the annual report on Form 10-K, if specifically requested in writing.  You can also access our Securities and Exchange Commission (“SEC”) filings, including our annual reports on Form 10-K, on the SEC website at www.sec.gov.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our bylaws provide that the authorized number of directors is a minimum of five and a maximum of nine, with the exact number set by our Board.  Currently, the authorized number of directors of the Company is six, and six members of our Board are to be elected at the Annual Meeting.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.  Each nominee has consented to be named a nominee in this proxy statement and to continue to serve as a director if elected.  If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting, or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.  We are not aware of any reason that any nominee will be unable or will decline to serve as a director.  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders, or until a successor has been elected and qualified, or until his or her earlier resignation or removal.  There are no family relationships among any of our directors or executive officers.  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them as of December 5, 2011, are set forth below.  All of the nominees have been nominated by the Board acting on the recommendation of the Nominating and Corporate Governance Committee of the Board, which consists solely of independent members of the Board.

The Board recommends that stockholders vote “For” the election of each of the following nominees.

Nominee	Age	Director Since	Principal Occupation
Christopher R. Gardner	51	2006	President and Chief Executive Officer of Vitesse

Steven P. Hanson(1)(2)	63	2007	Retired President and CEO of ON Semiconductor

James H. Hugar(1)(2)	65	2009	Retired Partner of Deloitte & Touche, LLP

G. William LaRosa(2)(3)	65	2010	Chief Executive Officer of G.W. LaRosa & Associates, LLC

G. Grant Lyon(3)	48	2009	President of Odyssey Capital Group, LLC

Edward Rogas, Jr.(1)(3)	71	2006	Chairman of the Board of Vitesse, Retired Senior Vice President of Teradyne, Inc.

(1)     Member of the Audit Committee

(2)     Member of the Nominating and Corporate Governance Committee

(3)     Member of the Compensation Committee

Vote Required

If a quorum is present, the six nominees receiving the highest number of votes will be elected to the Board.  See “Information Concerning Solicitation and Voting—Quorum, Abstentions, Broker Non-Votes, Required Votes.”

Directors’ Principal Occupation, Business Experience and Qualifications

Christopher R. Gardner has served as a director and our Chief Executive Officer since 2006.  From 2002 until he was appointed Chief Executive Officer in 2006, he served as our Vice President and General Manager of the Network Products Division, and from 2000 to 2002, he served as our Vice President and Chief Operating Officer.  Prior to joining Vitesse in 1986, Mr. Gardner served as a member of the Technical Staff at Bell Laboratories.  Mr. Gardner’s extensive career in the semiconductor industry, combined with his extensive knowledge and understanding of our Company, the industry and the markets in which we operate, and the issues facing the Company, make Mr. Gardner a valuable member of our Board.  Mr. Gardner received his BSEE degree from Cornell University and his MSEE degree from the University of California at Berkeley.

Steven P. Hanson has served as a director since August 2007.  For more than 32 years, Mr. Hanson has served in senior executive roles at technology companies, including 28 years at Motorola in various engineering management and leadership positions.  Mr. Hanson served as the President and Chief Executive Officer of ON Semiconductor from 1999 to 2003.  Mr. Hanson has been a senior partner at Southwest Value Acquisitions LLC, a private equity firm, since 2004.  He served as the Chairman of InPlay Technologies, Inc., a high-technology firm delivering leadership human input device technologies and products from 2005 to 2007.  Mr. Hanson has served Arizona State University as a member of the Dean’s Advisory Council, W.P.  Carey School of Business and the Dean’s Advisory Council for the Ira A.  Fulton School of Engineering.  As a former senior executive at technology companies including ON Semiconductor and the General Manager of Europe, Middle East and Africa Semiconductor Group of Motorola, Mr. Hanson brings operational, strategic and industry expertise to our Board.  Mr. Hanson holds a BSEE degree from the College of Engineering at Arizona State University.

James H. Hugar has served as a director since October 2009.  Mr. Hugar retired from Deloitte & Touche, LLP, where he was an audit partner from 1982 to 2008, specializing in the financial services industry.  Prior to his retirement, he served as the partner-in-charge of the Southern California Investment Companies Industry and Broker/Dealer Practice Unit.  Mr. Hugar serves on the Board of Advisors of American Relocation & Logistics, Inc., a privately-held company.  With over 35 years of experience in public accounting, including participation at hundreds of audit committee meetings and serving as a director/advisor for both privately and publicly held companies, Mr. Hugar brings public company financial expertise to the Board.  Mr. Hugar holds a BS degree in Accounting from Pennsylvania State University and an MSBA degree from the University of California, Los Angeles, and is a Certified Public Accountant.

G. William LaRosa has served as a director since August 2010.  Mr. LaRosa is currently the Chief Executive Officer of G.W. LaRosa & Associates, LLC, a global technology sales and business development firm, a position he has held since June 2009.  Mr. LaRosa founded Lead Group International (LGI) and helped lead smaller technology companies including Silicon Graphics and American Motion Systems.  Mr. LaRosa currently serves on the board of advisors for Silvatron Partners in Los Gatos, California.  Mr. La Rosa also currently serves as a group chairman of Visage International, a global CEO organization.  He is a past director for the advisory board for the Lubin School of Business at PACE University, and a CEO and former chairman of the board at LGI.  The experience he gained over the 30 years of holding various senior level, VP and senior executive positions at industry leading companies including General Electric, IBM and Advanced Micro Devices allows Mr. LaRosa to provide the Board with industry experience and public company sales, marketing and operational expertise.  Mr. LaRosa earned his MBA degree from the Lubin School of Business at PACE University and has a BS degree in electrical and electronic engineering from Manhattan College in New York City.

G. Grant Lyon has served as a director since October 2009.  Mr. Lyon is currently the President of Odyssey Capital Group, LLC, a financial advisory and management consulting firm, where he has been employed since 1998.  In 2005, he served as interim Chief Financial Officer of Hypercom Corporation.  Prior to 2005, Mr. Lyon held positions as managing director at Ernst & Young Corporate Finance, LLC, and a managing member of Golf Equity, LLC and Vice President, Capital Markets at Evans Withycombe Residential, Inc.  Mr. Lyon began his career at Arthur Andersen, LLP, where he worked from 1987 to 1989.  Mr. Lyon served as Chairman of the Board of Three Five Systems.  He has also served as a director of Tickets.com, Inc.  Mr. Lyon’s breadth of experience in corporate finance and strategic initiatives, including capital raising, business and securities valuation, mergers and acquisitions and bankruptcy reorganizations allows Mr. Lyon to provide guidance to our Board and our Company regarding our operations, growth strategies and opportunities.  Mr. Lyon holds a BS degree and an MBA degree from Brigham Young University.  Mr. Lyon is a Certified Public Accountant and a published author and speaker.

Edward Rogas, Jr. has served as a director and Chairman of the Board since 2006.  Mr. Rogas is a director and consultant to companies in the technology industry.  He served as a Senior Vice President at Teradyne, Inc., an automated test equipment manufacturer, from 2000 to 2005.  From 1976 to 2000, he held various management positions in the semiconductor ATE portion of Teradyne, Inc., including Vice President from 1984 to 2000.  From 1973 to 1976, he served as a Vice President at American Research and Development.  Mr. Rogas serves on the Board of FormFactor, Inc., a manufacturing test-technology company, and Vignani Technologies, Pvt. Ltd. (a private Indian company).  Mr. Rogas previously served on the board of directors of Photon Dynamics, Inc., a provider of digital imaging technology.  Mr. Rogas brings to our Board extensive experience in engineering development and operations in the technology industry, financial sophistication and public company board experience.  Mr. Rogas holds a BS degree from the United States Naval Academy and an MBA degree from Harvard Business School.

Director Independence

The Board has determined that all of its current members, other than Mr. Gardner, meet the criteria for independence set forth in the NASDAQ Listing Rules and the Company’s Corporate Governance Guidelines.  Mr. Gardner does not qualify as independent because his is a Vitesse employee.  Our Corporate Governance Guidelines are posted on our website at www.vitesse.com under “Investors — Corporate Governance.”

In making its determination, our Board considered the objective tests and the subjective tests for determining who is an “independent director” under the NASDAQ Listing Rules.  The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In assessing independence under the subjective test, our Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to us and our management for the three year period preceding the date of determination.  Based on all of the foregoing, as required by NASDAQ rules, our Board made a subjective determination as to each independent director that no relationships exists which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board and Board Committees

Board of Directors

The Board held a total of nine meetings during fiscal year 2011.  Each of our incumbent directors attended at least 75 percent of the aggregate of all meetings of the Board and the committees of the Board upon which such director served in fiscal year 2011.  Under our Corporate Governance Guidelines, the Board is required to hold an executive session at each meeting of the Board at which employee directors are not present.

The Board has been chaired by Mr. Rogas since December 2006.  As chairman of the Board, Mr. Rogas also serves as our Lead Director.  The Board has elected to maintain a leadership structure with an independent director chairman, elected by vote of the independent directors, because we believe that, at this time, our Company and its stockholders are best served by having an independent chairman convene, establish, after consultation with management, agenda items for, and preside over meetings of the Board and executive sessions of the independent directors.  We further believe that our corporate governance principles and policies ensure that strong and independent directors will continue to effectively oversee our management and key issues related to long-range business plans, strategic issues, risks and integrity.

During fiscal year 2011, the Board had three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, which consists of Messrs. Hugar, Hanson and Rogas, has been chaired by Mr. Hugar since December 9, 2009.  All of the members of the Audit Committee are “independent” as defined under rules promulgated by the SEC and meet the NASDAQ Listing Rules criteria for independence.  The Board has determined that Mr. Hugar is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.  Among other things, the Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements, our disclosure controls, and our systems of internal controls.  The Audit Committee held nine meetings during fiscal year 2011.  A copy of the Audit Committee charter is available on our website at www.vitesse.com under “Investors — Corporate Governance.”

Compensation Committee

The Compensation Committee, which consists of Messrs. Lyon, LaRosa and Rogas, has been chaired by Mr. Lyon since December 9, 2009.  Mr. Lyon and Mr. Rogas have served on this committee since December 9, 2009, and Mr. LaRosa has served on this committee since August 11, 2010.  The Compensation Committee, among other things, reviews and approves our executive compensation policies and programs, and grants stock options and other equity awards to our employees, including officers, pursuant to our stock incentive plans.  See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.  The Compensation Committee held eight meetings during fiscal year 2011.  A copy of the Compensation Committee charter is available on our website at www.vitesse.com under “Investors — Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which consists of Messrs. Hanson, Hugar and LaRosa, has been chaired by Mr. Hanson since June 29, 2009.  Mr. Hugar has served on this committee since December 9, 2009 and Mr. LaRosa has served on this committee since August 11, 2010.  The Nominating and Corporate Governance Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance.  The Nominating and Corporate Governance Committee held four meetings during fiscal year 2011.  A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.vitesse.com under “Investors — Corporate Governance.”

Corporate Governance Guidelines

The Company maintains a set of Corporate Governance Guidelines, which can be found on our website at www.vitesse.com under “Investors — Corporate Governance.”  The Corporate Governance Guidelines cover a range of governance related matters, including requirements that the Board maintain an independent Chairman of the Board, and that at least three fourths of the Board and the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist of independent members.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for members of the Board, our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller and persons performing similar functions, and all other officers and employees of the Company and its consolidated subsidiaries.  A copy of this Code is posted on our website at www.vitesse.com under “Investors — Corporate Governance.” We intend to disclose any amendment to, or waiver from, the provisions of this Code on our website at www.vitesse.com under “Investors — Corporate Governance.”

Board’s Role in Risk Oversight

Our management team is responsible for identifying, assessing and managing the material risks facing our Company.  The Board’s role in risk oversight includes receiving regular updates from management on areas of material risks and key strategies and initiatives.  The Board also participates in a review of the Company’s annual operating plan, which includes the identification of the most significant risks facing our business and evaluation of how the Company’s corporate strategies align to manage those risks.  While the Board is ultimately responsible for risk oversight, each committee assists the Board in fulfilling its oversight responsibilities.  The Audit Committee oversees management of financial risks.  The Compensation Committee provides oversight of the Company’s compensation policies and practices including risks associated with executive compensation.  The Nominating and Corporate Governance Committee manages risks associated with corporate governance, including the independence of Board members, Board composition, and policies and procedures such as our Code of Business Conduct and Ethics and Corporate Governance Guidelines, used to promote ethical conduct and compliance with law.

The full Board has evaluated Vitesse’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect Vitesse’s risk and management of that risk, and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on us.  The Board has concluded that the risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us.

The Compensation Committee and the Board, in connection with their assessment of performance criteria for fiscal year 2011, concluded that while the criteria or targets reward prudent risk-taking in support of our objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Attendance at Annual Meeting of Stockholders by Directors

It is the policy of the Company that, absent extraordinary circumstances, each member of the Board shall attend our Annual Meeting of Stockholders.  All of our Board members attended the last year’s Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, G. Grant Lyon, G. William LaRosa and Edward Rogas, Jr. served on the Compensation Committee.  None of the committee members has ever served as an officer of Vitesse.  None of the committee members served as an employee of Vitesse during fiscal year 2011 or had any relationship requiring disclosure by us under Item 404 of Regulation S-K.  During fiscal year 2011, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own beneficially more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership within specified periods with the SEC.  To our knowledge, based solely on our review of the copies of Section 16(a) forms required to be furnished to us with respect to fiscal year 2011 and written representations that no other reports were required, we believe that our executive officers, directors, and greater than 10 percent stockholders complied with the Section 16(a) reporting requirements during fiscal year 2011, except as follows: Columbia Pacific Opportunity Fund, L.P., Columbia Pacific Advisors, LLC, Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty and Brandon D. Baty jointly filed a Schedule 13G/A with the SEC on June 10, 2011, in which they reported beneficial ownership of 11.2 percent of our Common Stock.  None of these beneficial owners of greater than 10% of our common stock has filed a Form 3 with the SEC.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.  A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal offices (Attention: Corporate Secretary) and must include the candidate’s name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to the Company, if elected, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.  For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an Annual Meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting.  In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws.  See “Information Concerning Solicitation and Voting - Deadline for Receipt of Stockholder Proposals.”

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•                                          The committee regularly reviews the current composition and size of the Board.

•                                          The committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm.  Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•                                          The committee evaluates the performance of the Board as a whole and evaluates the performance and qualifications of individual members of the Board eligible for re-election at an Annual Meeting of Stockholders.

•                                          The committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board.  Except as may be required by rules promulgated by the NASDAQ Stock Market or the SEC, it is the committee’s belief that there are no specific minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess.  In selecting new directors of the Company, consideration will be given to each individual director’s (i) personal qualities, experiences, and abilities; (ii) the collective skills of all of the directors, taking into account the responsibilities of the Board; and (iii) qualifications imposed by law and regulation.  As stated in the Company’s Corporate Governance Guidelines, the Company has the following expectations of its directors and director candidates:

•                                          Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders;

•                                          Directors must have an inquisitive and objective perspective, practical wisdom and mature judgment;

•                                          Directors should represent diverse experiences at a strategy/policy setting level, and should be people who have high-level managerial experience, and who are accustomed to dealing with complex problems;

•                                          Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time;

•                                          Directors should possess a willingness to challenge and stimulate management and demonstrate the ability to work as part of a team in an environment of trust; and

•                                          Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•                                          The committee may, from time-to-time, establish additional qualifications for directors as it deems appropriate.

•                                          In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like.  However, the Board has not adopted a formal diversity policy.  The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors.  The committee considers each individual candidate in the context of the current perceived needs of the Board as a whole.

•                                          After such review and consideration, the committee recommends the slate of Director nominees to the full Board for its approval.

The Nominating and Corporate Governance Committee will endeavor to notify, or cause to be notified, all Director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Stockholder Communication with the Board of Directors

Any stockholder may contact any of our Directors by writing to them by mail, c/o our Corporate Secretary, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder may report to us any complaints regarding accounting, internal accounting controls or auditing matters.  Any stockholder who wishes to so contact us should send such comments to the Audit Committee, c/o James H. Hugar, at our principal executive offices, the address of which appears on the cover of this proxy statement.

Any stockholder communications sent to the Board will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.  After logging the communication, our Corporate Secretary will forward the communication to the Chairman of the Board (in the case of communications directed to the whole Board) or to the applicable individual Director(s) addressed in the correspondence.

In the case of any complaints, the appropriate committee of the Board will review and, if appropriate, investigate the complaint in a timely manner.  In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response.  The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Director Compensation

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  We do not pay management Directors for Board service in addition to their regular employee compensation.  The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation.  Our Board reviews the Compensation Committee’s recommendations and determines the amount and type of director compensation.

The Compensation Committee can engage the services of outside advisers, experts and others to assist the committee.  During fiscal year 2011, the Compensation Committee did not use an outside adviser to assist in setting director compensation.  The fiscal year 2011 compensation package for Directors is the same as the fiscal year 2010 compensation package for Directors, which was adopted on April 1, 2010, after consultation with independent compensation consultant, Connell & Partners, a division of Gallagher Benefit Services (formerly DolmatConnell & Partners).

Non-employee director compensation consists of the following elements:

•                                          Annual retainer of $30,000;

•                                          Chairperson of the Board — additional retainer fee of $20,000;

•                                          Committee chairpersons — additional retainer fees of $20,000 for the Audit Committee, $12,000 for the Compensation Committee, and $8,000 for the Nominating and Corporate Governance Committee;

•                                          Committee membership (excluding chairpersons) — additional retainer fees of $8,000 for the Audit Committee, $6,000 for the Compensation Committee, and $4,000 for the Nominating and Corporate Governance Committee;

•                                          Board meeting fees — $1,500 for attendance at each in-person Board meeting and $750 for attendance at each scheduled conference call Board meeting;

•                                          Committee meeting fees —$1,000 for attendance at each in-person committee meeting and $500 for attendance at each scheduled conference call committee meeting; and

•                                          Annual equity compensation $55,000 in the form of restricted stock units (RSUs), which RSUs are automatically granted on the second Monday in January of the applicable year and vest fully on the first anniversary of the grant date.

If a non-employee Director is appointed to the Board in between Annual Meetings of Stockholders, the annual cash compensation payable to that Director is pro-rated for the remaining portion of the term in which the director is appointed to the Board, and the first award of $55,000 in annual equity compensation to be automatically granted to the director on the second Monday in January of the year following the Director’s appointment is pro-rated based on the length of the Director’s service on the Board since the date of the previous year’s annual award of equity compensation.

Upon a non-employee Director’s initial election or appointment to the Board, the director also receives a one-time award of equity compensation of $100,000 in the form of RSUs, which RSUs are granted on the date of the Director’s appointment or election to the Board and vest in three annual installments of 33% on the first three anniversaries of the grant date.

The following table details the total compensation earned by our non-employee Directors in fiscal year 2011.

Director Summary Compensation

Director	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total

Steven P. Hanson (3)(8)	$67,746	$55,000	$122,746
James H. Hugar (4)(8)	$75,750	$55,000	$130,750
G. William LaRosa (5)(8)	$58,246	$22,916	$81,162
G. Grant Lyon (6)(8)	$53,750	$55,000	$108,750
Edward Rogas, Jr. (7)(8)	$86,746	$55,000	$141,746

(1)                Represents awards of restricted stock units, each of which entitles the Director to receive one share of our Common Stock at the time of vesting, without the payment of an exercise price or other cash consideration.

(2)                These amounts represent the grant date fair value of the stock awards granted in fiscal year 2011 determined in accordance with ASC Topic 718.  These amounts may not correspond to the actual value eventually realized by the Director, which depends in part on the market value of our Common Stock in future periods.  Assumptions used in calculating these amounts are set forth in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended September 30, 2011.

(3)                Mr. Hanson served as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee during fiscal year 2011.

(4)                Mr. Hugar served as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee during fiscal year 2011.

(5)                Mr. LaRosa served as a member of the Compensation Committee and the Nominating and Governance Committee during fiscal year 2011.

(6)                Mr. Lyon served as Chairman of the Compensation Committee during fiscal year 2011.

(7)                Mr. Rogas served as Chairman of the Board and as a member of the Audit Committee and the Compensation Committee during fiscal year 2011.

(8)                On January 10, 2011, each of Messrs. Hanson, Hugar, Lyon and Rogas received an RSU award for 13,253 shares of common stock and Mr. LaRosa received a pro-rated RSU award for 5,522 shares of common stock.  Each RSU will vest in full on January 10, 2012.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this proxy statement and present at the Annual Meeting a non-binding stockholder vote to approve the compensation of our executives, as described in this proxy statement, pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say on pay” vote, gives stockholders the opportunity to endorse or not endorse the compensation of our executives as disclosed in this proxy statement.  This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure in the Company’s proxy statement for the Annual Meeting.

This vote will not be binding on our Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board.  The vote will not affect any compensation previously paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.

Required Vote

Endorsement of the compensation of our executive officers will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal.  See “Information Concerning Solicitation and Voting—Quorum, Abstentions, Broker Non-Votes, Required Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PROPOSAL THREE
ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, we are required this year to include in this proxy statement and present at the Annual Meeting a non-binding stockholder vote on whether an advisory vote on executive compensation should be held every year, every two years or every three years.

The Board believes that holding an advisory vote on executive compensation every year is the optimal interval for conducting and responding to a “say on pay” vote, so that, stockholders may annually express their views on Vitesse’s executive compensation program.

Stockholders have the opportunity to choose among four options (holding the advisory vote on executive compensation every year, every two years, every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee may take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR A “SAY ON PAY” FREQUENCY OF “EVERY YEAR”.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 30, 2012, and recommends that stockholders vote for ratification of such appointment.  BDO USA, LLP has audited our financial statements since the fiscal year ended September 30, 2008.  Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Vitesse and its stockholders.  If the stockholders do not ratify the appointment of BDO USA, LLP, the Audit Committee may reconsider its selection.

Representatives of BDO USA, LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so.  The representatives of BDO USA, LLP are also expected to be available to respond to appropriate questions.

Fees Paid to BDO USA, LLP

The following table sets forth fees for services paid to BDO USA, LLP, our independent registered public accounting firm, for the fiscal years ended September 30, 2011 and 2010:

	2011	2010
Audit Fees (1)	$529,069	$899,937
Audit-Related Fees (2)	13,288	—
Tax Fees (3)	273,090	207,175
All Other Fees	—	—
Total	$815,447	$1,107,112

(1)          Audit fees include the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and BDO USA, LLP’s audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.  This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)          Audit related fees relate to the 401k plan audit for calendar year ended December 31, 2010.

(3)         Tax fees consist of tax services for tax compliance and tax preparation plus tax services relating to our global restructuring project which was completed in May 2011.

Approval Procedures

The Audit Committee, at its sole discretion, pre-approved and reviewed audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services.  Requests for approval are considered at each regularly scheduled Audit Committee meeting or, if necessary, are approved by the unanimous consent of all members of the Audit Committee.  In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.  The Audit Committee considered and pre-approved all services rendered during fiscal years 2011 and 2010.

Vote Required

The approval of the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012, will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting with respect to such proposal.  See “Information Concerning Solicitation and Voting—Quorum, Abstentions, Broker Non-Votes, Required Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock with respect to:

•                  Each person who is known to us to be the beneficial owner of more than 5 percent (5%) of our outstanding Common Stock;

•                  Each of our Directors and nominees;

•                  Each of our named executive officers; and

•                  All of our Directors and executive officers as a group.

This information is as of December 5, 2011, except for information on greater than 5 percent (5%) stockholders.  Amounts reported under “Number of Shares of Common Stock Beneficially Owned” include the number of shares subject to stock options and RSUs that become exercisable or vest, and the number of shares that can be acquired upon conversion of Series B convertible preferred stock and debentures, within 60 days of December 5, 2011 (which shares are shown in the columns to the right).  Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.  Unless otherwise indicated, the address of each person listed is c/o Vitesse Semiconductor Corporation, 741 Calle Plano, Camarillo, California 93012.

	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class	Number of Shares Subject to Options Exercisable Within 60 Days	Number of Shares Subject to RSUs That Vest Within 60 Days	Number of Shares Subject to Series B Preferred Stock and Debentures Convertible Within 60 Days (2)
Directors, Nominees and Named Executive Officers:
Christopher R. Gardner	198,165	*	117,400	36,850	—
Steven P. Hanson	28,410	*	7,750	13,253	—
James H. Hugar	42,310	*	5,750	13,253	—
G. William LaRosa	17,253	*	—	5,522	—
G. Grant Lyon	38,310	*	5,750	13,253	—
Martin S. McDermut	22,039	*	10,416	10,416	—
Martin C. Nuss.	40,644	*	24,950	10,050	—
Steve Perna	19,168	*	7,900	3,350	—
Edward Rogas, Jr.	26,560	*	6,000	13,253	—
Richard C. Yonker	—	*	—	—	—
Directors and officers as a Group (9 persons)	432,859	1.8%	185,916	119,200	—

Greater Than 5% Stockholders:
Linden Capital, L.P (3).	1,425,918	5.7%	—	—	588,888
CNH CA Master Account, L.P.(4)	2,476,333	9.2%	—	—	2,476,333
Whitebox Advisors, LLC (5)	2,535,078	9.6%	—	—	1,887,234
Kopp Investment Advisors, LLC (6)	2,326,759	9.5%	—	—	—
AQR Capital Management, LLC (7)	1,429,000	5.7%	—	—	382,333
Aristeia Capital L.L.C. (8)	2,211,111	9.0%	—	—	—
Columbia Pacific Opportunity Fund, L.P. (9)	2,744,128	11.2%	—	—	—
ABN AMRO Bank N.V., London Branch (10)	1,187,778	4.6%	—	—	1,187,778
Raging Capital, LP (11)	2,006,927	8.2%	—	—	—
New Vernon Investment Management LLC (12)	1,282,900	5.2%	—	—	—

* Less than 1%.

(1)                   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  Shares of Common Stock that presently, or within 60 days of the date of this information, may be acquired by a holder upon exercise of warrants or options or conversion of preferred stock or convertible debt, or that vest under restricted stock units, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage ownership of any other person.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding at December 5, 2011.

(2)                  Pursuant to the terms of Series B convertible preferred stock and convertible debentures held by certain of our stockholders, the maximum number of shares that may be acquired by any such stockholder upon conversion of the Series B convertible preferred stock or convertible debentures is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by such stockholder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of common stock then outstanding.  The shares of common stock and percentage ownership listed in this table reflect these contractual limitations on a stockholder’s ability to acquire shares of common stock upon conversion of its Series B convertible preferred stock or convertible debentures.

(3)                   As of December 5, 2011, based on information set forth in a Schedule 13G/A filed with the SEC on January 26, 2011, Linden Capital, L.P., Linden Capital, L.P., Linden GP LLC and Siu Min Wong, collectively, beneficially own: (i) 837,030 shares of Common Stock, and (ii)$2,650,000 principal amount of the Company’s 8.00% Convertible Second Lien Debentures due 2014 which are convertible into 588,888 shares of Common Stock, and report shared voting and dispositive power over 1,425,918 shares of our common stock.  The mailing address for Linden Capital, L.P. is c/o Wakefield Quin, Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda.

(4)                   As of December 5, 2011, CNH CA Master Account, L.P. and its affiliates beneficially own an aggregate of 20,200 shares of Series B Preferred Stock that are convertible into an aggregate of 101,000 shares of common stock and $10,689,000 aggregate principal amount of debt securities that are convertible into an aggregate of 2,375,333 shares of common stock. The mailing address for CNH CA Master Account, L.P. is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(5)                   As of December 5, 2011, based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2011, Whitebox Advisors, LLC beneficially owns 647,844 shares of common stock and $9,341,807 aggregate principal amount of debt securities that are convertible into an aggregate of 1,887,234 shares of common stock.  The mailing address for Whitebox Advisors, LLC is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(6)                   As of December 5, 2011, based on information set forth in a Schedule 13D/A filed with the SEC on November 5, 2010 and a Schedule 13F filed with the SEC on October 28, 2011 by Kopp Investment Advisors, LLC (“KIA”), Kopp Holding Company, LLC (“KHCLLC”), and LeRoy C. Kopp. KIA is an investment advisor managing discretionary accounts owned by numerous third-party clients, KHCLLC is a holding company, and the parent company of KIA, engaged in the investment industry, and Mr. Kopp is serving as the sole governor, chairman and chief investment officer of KIA and KHCLLC. As reported in the Schedule 13F, KIA has sole dispositive power with respect to 981,550 shares, shared dispositive power with respect to 1,345,209 shares, and beneficially owns 2,326,759 shares. The mailing address for Kopp Investment Advisors, LLC is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(7)                   As of December 5, 2011, based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2011, AQR Capital Management, LLC, AQR Capital Management, LLC and AQR Absolute Return Master Account LP, collectively, beneficially own and report shared voting and dispositive power over 1,046,667 shares of our common stock, and own debt securities that are convertible into an aggregate of 382,333. The mailing address for AQR Capital Management, LLC and AQR Absolute Return Master Account L.P. is Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830.

(8)                   As of December 5, 2011, based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2011, Aristeia Capital L.L.C. (“ACLLC”), as the investment manager for Aristeia Master L.P., Aristeia International Limited and Aristeia Partners, L.P. (the “Funds”), collectively, report shared voting and dispositive power over 2,211,111 shares of our common stock.  Based on the information reported in the Schedule 13G/A, ACLLC shares voting and investment control over shares held by the Funds, and ACLLC and its affiliates disclaim beneficial ownership of the shares held by the Funds except to the extent of their respective economic interests in each Fund.  The mailing address for Aristeia Capital L.L.C. is 136 Madison Avenue, 3rd Floor, New York, NY 10016.

(9)                   As of December 5, 2011, based on information set forth in a Schedule 13G/A filed with the SEC on June 10, 2011, Columbia Pacific Opportunity Fund, L.P., Columbia Pacific Advisors, LLC (“CPA”), Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty, collectively, beneficially own and report sole voting and dispositive power over 2,744,128 shares of our common stock.  The mailing address for Columbia Pacific Opportunity Fund, L.P. is 1910 Fairview Avenue East, Suite 500, Seattle, WA 98102.

(10)              As of December 5, 2011, ABN AMRO Bank N.V., London Branch beneficially owns $5,345,000 aggregate principal amount of debt securities that are convertible into an aggregate of 1,187,777 shares of common stock.  The mailing address for ABN AMRO Bank N.V., London Branch is c/o RBS Global Banking & Markets 600 Washington Boulevard Stamford, CT 06901.

(11)              As of December 5, 2011, based on information set forth in a Schedule 13G filed with the SEC on October 17, 2011, Raging Capital Fund, LP, Raging Capital Fund (QP), LP, Raging Capital Management, LLC, and William C. Martin, collectively, beneficially own and report shared voting and dispositive power over 2,006,927 shares of our common stock. The mailing address for Raging Capital Fund is 254 Witherspoon Street, Princeton, NJ 08542.

(12)              As of December 5, 2011, based on information set forth in a Schedule 13G filed with the SEC on February 11, 2011, New Vernon Investment Management LLC, New Vernon Aegir Master Fund Ltd., New Vernon Partners LLC, and Trent Stedman, collectively, beneficially own and report sole voting and dispositive power over 1,282,900 shares of our common stock. The mailing address for New Vernon Investment Management LLC is 799 Central Ave. Suite 350. Highland Park, Illinois 60035.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers, other than Christopher R. Gardner, our President and Chief Executive Officer, for whom information is set forth above in Proposal One under “Directors’ Principal Occupation, Business Experience and Qualifications.”

Martin S. McDermut, age 60, was appointed our Chief Financial Officer on July 27, 2011.  Prior to joining Vitesse, Mr. McDermut provided chief financial officer and interim management advisory services since 2007.  From January 2009 to July 2011, Mr. McDermut served as Managing Director of Avant Advisory Group, a financial advisory and management consulting firm to entrepreneurial and middle market companies.  From May to November 2010, Mr. McDermut was the Interim Chief Financial Officer of IRIS International, Inc., a publicly traded diagnostic medical equipment manufacturer.  Prior to joining Avant Advisory Group, from October 2007 to December 2008, Mr. McDermut provided financial and management consulting services to various clients as principal of his own financial consulting firm.  Prior to this role, his career included chief financial officer positions at publicly traded, entrepreneurial and early-stage companies.  Mr. McDermut also worked for the certified public accounting and consulting firm Coopers & Lybrand L.L.P. (now known as PricewaterhouseCoopers LLP) where he was a partner and the practice leader of the firm’s Los Angeles Entrepreneurial Advisory Services Group.  Mr. McDermut is a Certified Public Accountant, Certified Merger & Acquisitions Advisor, Certified Insolvency and Restructuring Advisor, and Certified Fraud Specialist.  He holds an MBA degree in Finance and Accounting from the University of Chicago and a BA degree in Economics from the University of Southern California.

Dr. Martin C. Nuss, age 54, was appointed our Vice President of Technology and Strategy in November 2007.  Prior to joining Vitesse, Dr. Nuss served as Vice President and Chief Technology Officer of the Optical Ethernet group of Ciena Corporation, a network infrastructure solutions and intelligent software provider.  Dr. Nuss founded Internet Photonics in 2000, and served as its Chief Technology Officer until the company was acquired by Ciena in 2004.  Dr. Nuss also served 15 years at Bell Labs in various technical and management roles including Director of the Optical Data Networks Research Department.  He is a Fellow of the Optical Society of America and a member of IEEE.  Dr. Nuss holds a doctorate in applied physics from the Technical University in Munich, Germany.

Steve Perna, age 53, was appointed our Vice President of Product Marketing in August 2010.  Prior to joining Vitesse, Mr. Perna held the position of President and Chief Executive Officer at Wiquest Communications, a wireless networking start-up, from 2007 to 2009.  From 1995 to 2007, Mr. Perna held various vice president and executive-level roles at PMC-Sierra.  Prior to PMC-Sierra, he spent 15 years as the Director of Marketing and Management at Texas Instruments in Dallas.  Mr. Perna earned a BS degree in chemical engineering from the University of Notre Dame in 1980.  He also earned an MBA degree in marketing management and an MS degree in corporate finance from the University of Dallas, as well as an MS degree in biomedical/electrical engineering from the University of Texas.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Vitesse’s compensation philosophy is to pay our executive officers a reasonable and competitive base salary, to reward their achievements during the previous fiscal year, and to incentivize their performance in future years.  Our overall compensation goal is to establish and administer an executive compensation program that effectively attracts and retains highly skilled executive officers, enhances stockholder value, motivates technological innovation, and rewards executive officers who contribute to the Company’s long-term success.

We attempt to achieve these objectives by offering a compensation program comprised of base salary, annual cash incentive awards, and equity-based compensation.  We use all three components of compensation in an effort to create a balanced compensation package that provides adequate incentives for outstanding performance without creating undue incentives for excessive risk taking by our executives.

Our executive compensation strategy is to provide compensation opportunities at the 40th to 75th percentiles of market, depending on the compensation component and assuming acceptable levels of performance achievement. Specifically, we:

•                  Target base salary levels between the market 40th and 60th percentiles in aggregate;

•                  Provide target bonus opportunities to earn between the market 50th and 75th percentiles of total cash compensation (base salary plus annual cash bonus) for achieving key business objectives and results; and

•                  Grant long-term incentives annually such that total direct compensation (total cash plus long-term incentive) is positioned between the market 50th and 75th percentiles if performance objectives are achieved.

As part of our compensation strategy, we monitor our compensation mix relative to market.  We generally design our compensation program with the intent of providing a compensation mix (i.e., distribution between elements) similar to the market.

Determining Executive Compensation

The Compensation Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers.  The Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies.  To reward executives for their contributions to the achievement of Company-wide performance goals, incentive target bonus awards are established at a level designed to ensure that when such payouts are added to the executive’s base salary, the target total compensation for meeting performance expectations will be near the median at comparable companies (with above-median compensation opportunities for exceeding performance goals).  In addition, to align our executives’ compensation with our business strategies, values and management initiatives, both short- and long-term, executive officers are provided with long-term performance incentives.

We also consider the compensation levels of executive officers at other publicly traded companies.  We have collected information regarding compensation levels at other companies over the last several years from a variety of sources, including proxy statements, compensation reports and surveys published or prepared by compensation consulting firms.  Using this information, we generally establish compensation levels (including salary, cash bonus and equity-based compensation) comparable to the median compensation levels of our counterparts at comparable companies.

The Chief Executive Officer makes compensation recommendations for named executive officers (other than the Chief Executive Officer) and other senior executives.  He actively participates in the annual executive compensation assessment (other than for the Chief Executive Officer position).  In developing his recommendations, the Chief Executive Officer takes into account a number of factors, including individual performance and contribution level, current compensation relative to market, past awards, compensation level relative to internal peer positions, and internal compensation expense budgets.  The Chief Executive Officer does not attend executive sessions of the Board or meetings where his own compensation is being determined.

The independent directors of the Board conduct a formal performance review of the named executive officers, including the Chief Executive Officer, which includes an assessment of financial and non-financial accomplishments.  At the beginning of each fiscal year, the Chief Executive Officer develops management performance objectives for the named executive officers (other than the Chief Executive Officer) and assigns weights to each objective which vary differently from year-to-year depending on our priorities.  These objectives are then submitted to the independent Directors of the Board for review.  At the conclusion of each fiscal year, the Chief Executive Office and the independent Directors then evaluate the named executive officers’ (other than the Chief Executive Officer) actual performance against the pre-established objectives to determine compensation awards for the named executive officers.

Should a restatement of earnings occur upon which incentive compensation awards were based, the Compensation Committee has the discretion to take necessary actions to protect the interests of stockholders, including actions to recover such awards.  Additionally, each of Messrs. Gardner’s, McDermut’s and Perna’s employment agreement requires such executive to return to us any bonus payments if we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement due to material noncompliance with any financial reporting requirement under the federal securities laws, if the Board determines that misconduct by the executive occurred and caused such restatement.  The executive would be required to disgorge any bonus or other incentive-based or equity-based compensation he received from us during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such error, and any net profits realized by the executive from the sale of our stock during that 12-month period.

The Compensation Committee has the authority to engage the services of one or more independent compensation consultants to provide advice on executive compensation matters.  The Compensation Committee has the discretion to hire and fire the compensation consultant, as described in the Compensation Committee’s charter.  The Compensation Committee determines the scope of the consultant’s engagement and compensation for the consultant’s services.  The compensation consultant may not provide any services to Vitesse other than advice on compensation matters, and works with management only at the request and subject to the oversight of the Compensation Committee.  Management reviews consultant invoices, and approves and remits payment in accordance with the terms of the engagement.

In 2010, the Compensation Committee engaged the services of Connell & Partners, independent compensation consultants, to conduct a peer group compensation survey for senior executive officers, including chief executive officers.  Connell & Partners provides pay data for semiconductor companies, including the majority of our competitors, consisting of executive compensation levels for base salary, annual cash bonus and equity awards.

In October 2010, Connell & Partners compared the compensation of our senior executive officers to a peer group of publicly traded companies.  The peer group selection criteria used by Connell & Partners consisted of firms that have similar products and/or services to ours and that have revenues and market capitalizations that are one-half to two times those of Vitesse.  Due to the relative lack of companies within these desired ranges, we chose to expand our scope to include companies that fall within one-third to three times our metrics.  We employed a revenue range of $50M to $500M, reflecting the expanded range around our most recent four quarters’ revenue.  Consistent with our previous methodology, the following factors were used to redefine our peer group:

•                  Status as a public, US-based and non-subsidiary firm;

•                  Revenue between $50 million and $500 million;

•                  Market capitalization between $30 million and $300 million; and

•                  Product and industry similarity, which included the following industries: communication integrated circuits; networking integrated circuits; and design, foundry and packaging services industries.

Connell & Partners reviewed the potential peer landscape by assessing direct product competitors listed in Hoover’s database, companies that listed Vitesse in their peer groups, local labor market companies, and firms in Vitesse’s related industries as referenced in Hoover’s database.  Compensation benchmarking for our executive officers included information published in the peer group’s most recent proxy statements and Radford’s Executive Compensation survey data.

Based on these objective criteria, which were intended to recognize pay practices related to both Vitesse’s industry and size, the Compensation Committee selected the following sixteen peer group companies taking into account input from management and the recommendation from Connell & Partners:

Anadigics, Inc.	Magma Design Automation, Inc.
Applied Micro Circuits Corporation	Mindspeed Technologies, Inc.
Conexant Systems, Inc.	Nanometrics, Inc.
DSP Group, Inc.	Oplink Communications, Inc.
EMCORE Corporation	Pericom Semiconductor Corporation
Exar Corporation	Sigma Designs, Inc.
Ikanos Communications, Inc.	Silicon Image, Inc.
IXYS Corporation	Supertex, Inc

While the firms included in our peer group may not be in direct competition with Vitesse, we believe that our peer group is representative of our market for executive talent.

Compensation Elements

Our compensation package for executive officers consists of base salary, annual cash incentive (bonus) awards and long-term equity-based compensation.  The executive officers are also eligible to participate in all of our employee benefit plans.

Base Salaries.  We provide competitive base salaries to pay for day-to-day service in position that reflect an individual’s duties and responsibilities, experience, expertise, and individual performance.  The salaries are generally set to approximate the 50th percentile market levels for the positions at each level, although there may be variations by individual to recognize the importance of the position or the experience of the individual.

Individual salary levels are determined based on assessments of:

•                  Internal job responsibilities;

•                  Experience in role; and

•                  Market levels for comparable positions.

Salary increases are determined based on an assessment of individual performance in the role and relative to individual objectives established for the year.

The base salaries for our named executive officers were last increased in February and May, 2010.  The Compensation Committee awarded merit increases in base salary for our Chief Executive Officer in February 2010 and for Messrs. Nuss and Yonker in May 2010.  We did not increase base salaries for our named executive officers during fiscal year 2011.  In November 2011, the Compensation Committee considered increases in base salaries for our named executive officers for fiscal year 2012, and resolved to maintain base salaries at current levels.  Annual base salaries for fiscal years 2010, 2011 and 2012 for the named executive officers are as follows:

	Fiscal Year 2010	Fiscal Year 2011	Fiscal Year 2012
Executive	Annual Base Salary(1)	Annual Base Salary	Annual Base Salary
Christopher R. Gardner	$366,667	$375,000	$375,000
Martin S. McDermut (2)	—	285,000	285,000
Richard C. Yonker (3)	279,167	285,000	—
Martin C. Nuss	226,250	235,000	235,000
Steve Perna	235,000	235,000	235,000

(1)          Pro-rated to reflect merit increases in base salaries for Mr. Gardner and Mr. Yonker and Dr. Nuss in February 2010 and May 2010, respectively.

(2)          Mr. McDermut’s employment with Vitesse commenced in July 2011.

(3)          Mr. Yonker’s employment with Vitesse terminated in July 2011.

Annual Cash Bonus.  We provide eligible employees, including the Chief Executive Officer and other named executive officers, the opportunity to earn annual cash awards upon achieving predetermined performance goals and objectives and, for our named executive officers other than the Chief Executive Officer, Vitesse achieving a minimum level of financial performance for the fiscal year, typically determined by reference to the Company’s Adjusted EBITDA for the year.  The purpose is to reward attainment of Company financial goals and individual performance objectives, with threshold, target and maximum award opportunities expressed as a percentage of base salary.  Target bonuses generally vary by executive level and are set at levels that, when combined with base salaries, will deliver market 50th percentile levels of total cash compensation if financial and performance objectives are met and above the 50th percentile levels if targets are exceeded.

The following are our fiscal year 2011 threshold, target and maximum annual cash bonus opportunities as a percentage of base salary for our named executive officers assuming 100% of their individual performance objectives are achieved:

Executive	Threshold	Target	Maximum
Christopher R. Gardner	50%	100%	150%
Martin S. McDermut (1)	4.2%	6.7%	10%
Richard C. Yonker	25%	40%	60%
Martin C. Nuss	15%	30%	50%
Steve Perna	15%	30%	50%

(1)          Mr. McDermut joined Vitesse in July 2011, and was eligible for the same annual cash bonus opportunity as his predecessor, Mr. Yonker, pro-rated for the portion of fiscal year 2011 during which Mr. McDermut was employed by Vitesse.

We select different financial performance metrics and individual performance objectives to reward performance and to motivate desired behaviors. Performance weightings vary by executive.  For the Chief Executive Officer, weightings are generally 40% to 50% on achieving specific Company-wide financial metrics and 50% to 60% on execution of our annual operating plan and improvements to Vitesse’s market position vis-à-vis its competitors.  For the Chief Financial Officer, the performance objectives are generally 50% on achieving company-wide financial metrics and 50% on goals specific to the finance department and Vitesse’s financial liquidity and capital resources.  For other named executive officers, the performance objectives are generally weighted 50% on goals related to revenue growth and 50% on goals specific to the executive’s department.

The rationale for the mix of financial and strategic objectives is to recognize that Vitesse must improve its short-term financial performance while at the same time invest in new products and organizational improvements that will lead to long-term revenue growth and financial stability.  Vitesse considers both revenue and gross margins in the portion of the bonus plan that is focused on financial performance because Vitesse believes top line growth and profitable operations are both equally necessary to support and increase the stock price for investors.  Additionally, Vitesse includes cash in the bonus plan for our Chief Executive Officer and Chief Financial Officer in recognition of the need to build cash balances to pay down our substantial indebtedness that matures in 2014.  At the conclusion of each fiscal year, the Compensation Committee evaluates the named executive officers’ actual performance against the pre-established objectives to determine compensation awards for the named executive officers.  If minimum thresholds are not achieved, no cash incentive is paid.

The bonus payments, if any, for a fiscal year are paid by the end of the first quarter of the following fiscal year, or as soon as practicable after determination and certification of the actual financial performance levels for the year and grant of approval by the Compensation Committee in a duly held meeting, but, in no event, later than March 15 of the following fiscal year.

Chief Executive Officer.  The bonus payment to our Chief Executive Officer is determined at the discretion of the Compensation Committee after assessing Vitesse’s financial performance and reviewing Mr. Gardner’s achievement of individual performance objectives.  Mr. Gardner’s fiscal year 2011 financial goals and individual performance objectives, as well as the portion of Mr. Gardner’s potential bonus payment related to each performance metric, were determined in December 2010 and are summarized in the following table.  Mr. Gardner is able to achieve between zero percent and 150% of each financial goal and individual performance metric, with achievement below a minimum threshold of 50% assigned a zero percent. Based on the Compensation Committee’s evaluation of Mr. Gardner’s performance relative to his financial and individual performance metrics, the Compensation Committee determined that Mr. Gardner achieved an overall bonus payment percentage of 50% of his potential bonus payment for fiscal year 2011, as follows:

Performance Metric	Weighting of Each Metric as a Percentage of Total Potential Bonus Payment	Percentage Achievement of Performance Metric (Between 0% and 150%)	Bonus Payment as a Percentage of Potential Bonus Payment
Financial Performance Metrics:
Revenue from Operations	10%	0%	0%
Gross Margin	10%	150%	15%
Cash	10%	0%	0%
EBITDA	20%	0%	0%
Execution of Annual Operating Plan	15%	0%	0%
Execution of Senior Debt Refinancing	5%	100%	5%
Execution of Carrier Ethernet Strategy	20%	100%	20%
Strengthening the Organization	10%	100%	10%

Total:	100%		50%

The substantial majority of Mr. Gardner’s individual performance objectives were defined in advance by reference to quantified goals and specific achievement dates, and thus, the Compensation Committee was able to evaluate Mr. Gardner’s actual performance against objectives without substantial subjective analysis.  With the exception of gross margin, Mr. Gardner did not achieve any of his financial performance objectives, as revenue from operations, cash and EBITDA were below minimum thresholds.  Mr. Gardner did exceed the maximum achievement criteria for gross margin, earning him 150% of this objective’s bonus weighting.  With respect to refinancing our senior debt and strengthening the organization, Mr. Gardner met the target dates for achieving these goals by refinancing the debt in February 2011, improving financial reporting and hiring a successor chief financial officer in July 2011.  Mr. Gardner’s execution of all of the Company’s annual operating plan elements fell below the minimum  of 80% achievement threshold for this objective, as determined by the Compensation Committee and measured by periodic reporting that occurred throughout fiscal year 2011.  Mr. Gardner was successful in executing on elements of our Carrier Ethernet strategy, which was measured by projected revenues derived from eligible design wins achieved during fiscal year 2011.

Based on Mr. Gardner’s achievement of an overall bonus goals percentage of 50%, he was entitled to a cash bonus of $187,500 for fiscal year 2011.  However, Vitesse did not achieve the minimum level of Adjusted EBITDA for fiscal year 2011 that was a condition to the payout of any bonus to our other executive officers.  Although achieving a minimum Adjusted EBITDA was not a factor in determining Mr. Gardner’s bonus, he nevertheless recommended to the Compensation Committee, and the Compensation Committee agreed, that Mr. Gardner not receive a cash bonus for fiscal year 2011.

Other Named Executive Officers.  Named executive officers other than Mr. Gardner participate in our Executive Bonus Plan, under which their bonus payments are based partially on Vitesse’s Adjusted EBITDA and partially on achievement of personal goals, according to the following formula:

Total Bonus	=	Base Salary	X	% of Total Bonus with 100% of Goals Achieved for the respective Adjusted EBITDA	x	% of Personal Goals Achieved

Adjusted EBITDA is calculated as net income before interest, expenses for taxes, depreciation, amortization, deferred stock compensation, and non-recurring professional fees, with the possibility of adjustment for certain unusual or non-recurring events.  The table below shows the fiscal year 2011 Adjusted EBITDA goals (expressed as a percentage of our target Adjusted EBITDA for the fiscal year) and minimum, target and maximum bonus payments for each level of Adjusted EBITDA assuming achievement of all personal performance goals (expressed as a percentage of annual base salary).

	Adjusted EBITDA	Total Bonus with 100% of Goals Achieved for CFO	Total Bonus with 100% of Goals Achieved for Other Named Executive Officers (other than the CEO and CFO)
Below Minimum	Less than 67.6% of Target	0%	0%

Minimum	67.6% of Target	25%	15.0%

Target	100% of Target	40%	30.0%
	More than 118.2% of Target	50%	40.0%

Maximum	More than 141.9% of Target	60%	50.0%

For fiscal year 2011, Vitesse achieved an Adjusted EBITDA that was below the minimum level of Adjusted EBITDA for the payment of bonuses under the plan.  As a result, none of the named executive officers participating in the Executive Bonus Plan received a cash bonus for fiscal year 2011, irrespective of the percentage of personal goals achieved by the named executive officer.  Mr. Yonker was not employed by us at fiscal year-end, and thus not eligible for an annual bonus for 2011.  Mr. McDermut joined us in July 2011, and was eligible for a pro-rated 2011 bonus.

The individual performance goals for each of the named executive officers other than our Chief Executive Officer for the fiscal year 2011 Executive Bonus Plan were initially established by Mr. Gardner at the beginning of fiscal year 2011.  Following fiscal year-end 2011, Mr. Gardner made a subjective determination regarding the extent to which Messrs. Nuss and Perna met their individual performance goals. Mr. Gardner did not evaluate Mr. Yonker’s performance, as he was not employed at fiscal year-end, or Mr. McDermut’s performance, as he was employed with Vitesse for only two months during fiscal year 2011 and a performance evaluation was not necessary to determine any bonus due to Vitesse’s failure to achieve minimum Adjusted EBITDA for the year.

The financial goals and individual performance objectives for each of Messrs. Yonker, Nuss and Perna, as well as the portion of each named executive officer’s potential bonus payment related to each performance metric are summarized in the following tables. Additionally, for Messrs. Nuss and Perna, the CEO’s determination to what extent each metric was achieved is also presented. Each named executive officer is able to achieve between zero percent and 100% of each individual performance metric, with achievement below a minimum threshold of 50% assigned a zero percent.

Richard C. Yonker

Performance Metric	Weighting of Each Metric as a Percentage of Total Potential Bonus Payment
Financial Performance Metrics:
Cash	20%
Gross Margin	10%
EBITDA	20%

Execution of Senior Debt Refinancing	20%
Strengthening the Organization	30%

Total:	100%

Mr. Yonker’s employment with Vitesse terminated in July 2011, and consequently he was not eligible for a fiscal year 2011 annual bonus.  Upon joining Vitesse in July 2011, Mr. McDermut succeeded to the individual performance objectives established for Mr. Yonker.  It was not necessary to conduct a performance evaluation of Mr. McDermut, who replaced Mr. Yonker, as he was employed with Vitesse for only two months during fiscal year 2011 and due to Vitesse’s failure to achieve minimum Adjusted EBITDA for the year no bonus would be awarded.

Martin C. Nuss

Performance Metric	Weighting of Each Metric as a Percentage of Total Potential Bonus Payment	Percentage Achievement of Performance Metric (Between 0% and 100%)	Bonus Payment as a Percentage of Potential Bonus Payment
Creation of Long Range Plan	10%	50%	5%
Execution of Carrier Ethernet Strategy	20%	100%	20%
Defining Next Generation Products	20%	75%	15%
Improving Industry Perception	20%	100%	20%
Understanding the End Customer	10%	100%	10%
Strengthening the Organization	10%	0%	0%
IP Portfolio Management	10%	75%	7.5%

Total:	100%		77.5%

The substantial majority of Dr. Nuss’ individual performance objectives were defined in advance by reference to quantified goals and specific achievement dates, and thus, Mr. Gardner and the Compensation Committee were able to evaluate Dr. Nuss’ actual performance against objectives without substantial subjective analysis.  Dr. Nuss achieved his target completion for the Long Range Plan, which consisted of identifying target markets, business plan and technical analysis.  Dr. Nuss achieved the maximum achievement criteria for executing our Carrier Ethernet strategy, which was measured by projected revenues derived from eligible design wins achieved during fiscal year 2011.  Dr. Nuss achieved slightly above target criteria for defining next-generation products.  He achieved the maximum criteria for improving industry perception and understanding the end-customer by advancing Vitesse as a thought leader in Carrier Ethernet and packet synchronization and timing technologies at the majority of industry-leading OEMs.  Dr. Nuss did not achieve the target criteria for strengthening and growing his organization.  Dr. Nuss achieved slightly above target criteria for managing our IP patent portfolio by maximizing the value of our critical IP via management of our patent and IP process.

Steve Perna

Performance Metric	Weighting of Each Metric as a Percentage of Total Potential Bonus Payment	Percentage Achievement of Performance Metric (Between 0% and 100%)	Bonus Payment as a Percentage of Potential Bonus Payment
Revenue from Operations	10%	0%	0%
Execution of Carrier Ethernet Strategy	20%	100%	20%
Improving Industry Perception	40%	75%	30%
Strengthening the Organization	20%	50%	10%
Personal Goal	10%	0%	0%

Total:	100%		60%

The majority of Mr. Perna’s individual performance objectives were defined in advance by reference to quantified goals and specific achievement dates, and thus, Mr. Gardner and the Compensation Committee were able to evaluate Mr. Perna’s actual performance against objectives without substantial subjective analysis.  Mr. Perna did not achieve his minimum objective for revenue from operations as the Company’s revenue declined in fiscal year 2011.  Mr. Perna achieved the maximum achievement criteria for executing our Carrier Ethernet strategy, which was measured by projected revenues derived from eligible design wins achieved during fiscal year 2011 as well as go-to-market plans for new products.  Mr. Perna exceeded target criteria for improving industry perception by successfully advancing Vitesse’s new Carrier Ethernet and packet synchronization and timing products at our Tier 1 and Tier 2 customer base, creating design opportunities and design wins.  Mr. Perna achieved his target criteria for strengthening his organization to improve focus on major product lines and the ability of the organization to develop and growth our business.  Mr. Perna did not achieve the target level for his personal goal.

Long-term (Equity) Incentives. Annual awards of equity compensation vary by executive level and are generally set to approximate the market 50th to 75th percentile levels, with a desire of achieving target total direct compensation between the median and 75th percentile.  Officer awards are granted based on their performance in the previous year, the importance of their role in the current year, and a subjective assessment of the difficulty in achieving Vitesse’s corporate goals.

We deliver the long-term incentive value through a mix of stock options and restricted stock units to our employees.  The percentage mix of stock options and restricted stock units varies by level and by year. For the named executive officers, the long-term incentive compensation awards in fiscal year 2011 were paid 33% in stock options and 67% in RSUs.

From 2006 until March 2011, we were limited in our ability to grant equity compensation awards to our named executive officers.  With respect to equity awards granted after fiscal year 2007, such awards could not vest until Vitesse’s common stock was once again listed on the NASDAQ Global Market, which occurred on March 2, 2011.  As a consequence of the limitations on our ability to effectively use long-term equity incentives as a component of executive compensation, we believe that our Chief Executive Officer and certain of our other named executive officers hold fewer long-term equity awards than similarly situated executives within our peer group creating a potential disadvantage in terms of employee retention.

Commencing in fiscal year 2010, the Compensation Committee resolved to grant larger equity awards to our named executive officers over a three year period that approximate the market 75th percentile level in an effort to close the gap in equity ownership by our named executive officers relative to their peers.  The final awards under this three year plan will occur in fiscal year 2012, after which the Compensation Committee expects that future long-term equity incentives will more closely approximate the market 50th percentile level.

In December 2010, the Compensation Committee determined that it was appropriate to grant equity awards to our named executive officers in a manner consistent with its three year plan to raise levels of equity ownership by executive officers.  The grants were weighted in such a way to achieve short-term retention by granting RSUs and with a focus towards long-term incentive and retention by granting stock options.  The number of grants of each type of award made to executive officers was determined at the discretion of the Compensation Committee after taking into consideration market data provided by Connell and Partners and each officer’s total percent of stock ownership.  The equity awards were paid 33% in stock options and 67% in RSUs, calculated as a percentage of shares underlying such awards. The Compensation Committee determined that the RSUs would have a three year vesting while the stock options would have a four year vesting schedule to promote retention.  As part of the terms of the awards, the Compensation Committee determined that regardless of the vesting schedule no options would be exercisable, nor would any RSUs be converted to shares of common stock until Vitesse’s shares were listed on a national securities exchange, which occurred on March 2, 2011.

Mr. McDermut received an equity award of RSUs and stock options in August 2011 shortly following the commencement of his employment with Vitesse. Mr. McDermut received RSUs for 50,000 shares and stock options for 50,000 shares, which equity awards vest in 24 consecutive equal monthly installments.  Mr. McDermut’s equity award was for the same number of total shares that were issued to Mr. Yonker during fiscal year 2011, which award we determined to be within our peer group range and in the lower end of the range for a newly hired chief financial officer.  We did provide Mr. McDermut with a more favorable vesting of his equity awards than we provided to Mr. Yonker.  The rationale was to make the initial hiring package sufficiently attractive for Mr. McDermut to join the Company, and to recognize that Mr. McDermut’s equity awards were weighted more heavily in stock options than RSUs and in amounts that were in the lower end of the range for a newly hired chief financial officer.

The named executive officers’ long-term incentive awards for fiscal year 2011 are reported below.

	2011 Awards
Officer	RSUs (#)	Options (#)

Christopher R. Gardner	147,400	72,600
Richard C. Yonker	67,000	33,000
Martin S. McDermut	50,000	50,000
Martin C. Nuss	40,200	19,800
Steve Perna	13,400	6,600

Other Compensation. The named executive officers enjoy the same benefits as all other employees of Vitesse, including medical, dental, vision, accidental death and dismemberment, group term life insurance in the amount of two times annual compensation (up to $280,000), business travel insurance, a 401(k) plan, and long-term disability pay of up to 60% of salary (with a salary cap of $10,000 per month) with an option to buy up to 67% of salary (with a salary cap of $15,000 per month).  Paid leave benefits include vacation, sick leave, holidays and a sabbatical after 10 years of employment.  Vitesse offers education assistance and a health/fitness benefit of $100 per year for health club membership or health/fitness classes.  Vitesse also offers monetary rewards for patents.

Chief Executive Officer Compensation

The total compensation paid to Mr. Gardner was 9.8% lower in fiscal year 2011 compared to fiscal year 2010, as shown in the table below.

	CEO Compensation
	2010	2011

Base Salary (1)	$367,404	$377,644
Annual Bonus	206,250	—
Long-term Incentives (2)	815,760	875,688
All Other Compensation	—	—
Total	$1,389,414	$1,253,332

Percent Change		-9.8%

(1)          Salary amounts for 2010 include four (4) months of salary at an annual rate of $350,000 and eight (8) months of salary at an annual rate of $375,000.

(2)          Long-term incentives include value of stock and option awards.

Mr. Gardner’s base salary was last increased in February 2010, when the Compensation Committee awarded him an increase in annual base salary from $350,000 to $375,000.  Mr. Gardner did not receive an increase in base salary for fiscal year 2011, and in November 2011, after considering an increase in base salaries for executive officers for fiscal year 2012, the Compensation Committee resolved to maintain base salaries for named executive officers, including Mr. Gardner, at current levels.

For fiscal year 2011, Mr. Gardner was entitled to a cash bonus of $187,500 based on his achievement of individual performance objectives under his executive bonus plan.  Mr. Gardner, however, recommended to the Compensation Committee that he not receive a cash bonus for fiscal year 2011 because of Vitesse’s failure to achieve the minimum level of Adjusted EBITDA for fiscal year 2011 that was a condition to the payout of any bonus to executive officers other than Mr. Gardner.  The Compensation Committee accepted Mr. Gardner’s recommendation, and he was not awarded a cash bonus for fiscal year 2011.

Chief Financial Officer Compensation

Mr. McDermut joined Vitesse as our Chief Financial Officer in July 2011. Mr. McDermut’s base salary, cash bonus opportunity and long-term equity incentive compensation was negotiated with Mr. McDermut prior to him joining the Company.  His compensation package was based in part on benchmark data provided by Connell & Partners in November 2010 and consisted of the same base salary and cash bonus compensation of Mr. Yonker, who Mr. McDermut replaced as Chief Financial Officer.  Mr. McDermut did receive a different long-term equity compensation package than Mr. Yonker received in December 2011.  Mr. McDermut’s equity compensation of 100,000 shares of common stock was awarded 50% in RSUs and 50% in stock options, vesting in equal monthly installments over a two year period.  Mr. Yonker’s equity compensation of 100,000 shares of common stock was awarded 67% in RSUs and 33% in stock options, vesting in equal annual installments over a four year period.  We provided Mr. McDermut with a more favorable vesting of his equity awards to make the initial hiring package sufficiently attractive for Mr. McDermut to join the Company, and to recognize that Mr. McDermut’s equity awards were weighted more heavily in stock options than RSUs and in amounts that were in the lower end of the range for a newly hired chief financial officer.

Report of Compensation Committee

The Compensation Committee of our Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering our stock incentive and stock purchase plans. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and based on such review and discussion has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in Vitesse’s 2011 Annual Report on Form 10-K and in this proxy statement.

Compensation Committee
G. Grant Lyon
Edward Rogas, Jr.
G. William LaRosa

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person (referred to as our named executive officers) serving as Chief Executive Officer and Chief Financial Officer during fiscal year 2011, and the most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal year 2011 whose compensation exceeded $100,000 (of which we only had two), information concerning all compensation paid for services to us in all capacities during the fiscal years ended September 30, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total

Christopher R. Gardner	2011	$377,644	$642,664	$233,024	$—	$—		$1,253,332
Chief Executive Officer	2010	367,404	468,000	347,760	206,250	—		1,389,414
	2009	303,333	74,000	90,160	262,500	—		729,993

Martin S. McDermut (3)	2011	53,529	166,500	117,815	—	—		337,844
Chief Financial Officer	2010	—	—	—	—	—		—
	2009	—	—	—	—	—		—

Richard C. Yonker (4)	2011	254,856	292,120	105,920	—	285,000	(6)	937,896
Chief Financial Officer	2010	278,846	234,000	173,790	33,915	—		720,551
	2009	256,667	37,000	45,080	116,875	—		455,622

Dr. Martin C. Nuss	2011	249,311	175,272	63,552	—	—		488,135
Vice President,	2010	225,769	104,000	77,240	24,675	—		431,684
Technology and Strategy	2009	205,333	18,500	22,540	38,133	—		284,506

Steve Perna (5)	2011	240,273	58,424	21,184	—	75,000	(7)	394,881
Vice President, Product	2010	36,154	95,750	70,203	—	75,000	(7)	277,107
Marketing	2009	—	—	—	—	—		—

(1)          Salary amounts reflect the actual base salary payments, as of the end of the respective fiscal year, to the named executive officers.

(2)          These amount represent the grant date fair value of the stock and stock option awards determined in accordance with ASC Topic 718.  These amounts may not correspond to the actual value eventually realized by the officer, which depends in part on the market value of our Common Stock in future periods.  Assumptions used in calculating these amounts are set forth in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended September 30, 2011.

(3)          Mr. McDermut’s employment with Vitesse commenced on July 27, 2011.

(4)          Mr. Yonker’s employment with Vitesse terminated on July 29, 2011.

(5)          Mr. Perna’s employment with Vitesse commenced on August 2, 2010.

(6)          Consists of severance pay.

(7)          Consists of a relocation allowance of $150,000, paid out in two installments in fiscal year 2011 and 2010.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth information relating to plan-based awards granted to our named executive officers in fiscal year 2011:

	Estimate Future Payouts Under Non-Equity Incentive Plan Awards (1)			Grant	All Other Stock Awards: Number of	All Other Option Awards: Number of Securities Underlying	Exercise Price of Options	Grant Date Fair Value of Stock and Option
Name	Threshold	Target	Maximum	Date	Stock Units	Options	(Per Share) (2)	Awards (3)

Christopher R. Gardner	$—	$375,000	$562,500
				12/9/2010	147,400			642,664
				12/9/2010		72,600	$4.36	233,024

Martin S. McDermut	$—	$19,000	$28,500
				8/10/2011	50,000			166,500
				8/10/2011		50,000	3.33	117,815

Richard C. Yonker	$—	$114,000	$171,000
				12/9/2010	67,000			292,120
				12/9/2010		33,000	4.36	105,920

Dr. Martin C. Nuss	$—	$70,500	$117,500
				12/9/2010	40,200			175,272
				12/9/2010		19,800	4.36	63,552

Steve Perna	$—	$70,500	$117,500
				12/9/2010	13,400			58,424
				12/9/2010		6,600	4.36	21,184

(1)          Represents possible payouts for fiscal year 2011 for the named executive officers under their respective bonus plans.  Amounts actually earned are displayed in the Summary Compensation Table.

(2)          The exercise price of all stock options is equal to the closing price of our Common Stock on the grant date.

(3)          The grant date fair value of the stock and stock option awards is determined in accordance with ASC Topic 718, but disregarding the estimate of forfeitures related to service-based vesting conditions.  Assumptions used in calculating these amounts are set forth in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended September 30, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salary amounts reported in the Summary Compensation Table reflect the actual base salary payments made to the named executive officer in the respective fiscal year.  Non equity incentive plan compensation amounts reported in the summary compensation tablereflect non-incentive plan based cash payments.  Non-equity incentive plan compensation represents incentive bonuses earned for services rendered during the respective fiscal year.  The non-equity incentive plan compensation payments for fiscal year 2011 are paid in a lump sum by the end of the first quarter of the fiscal year following the year in which the bonus is earned, or as soon as practicable after determination and certification of the actual financial performance levels for the year and approval by the Compensation Committee but, in no event, later than March 15, 2012.

Vested options were exercisable and the shares underlying RSU awards were deliverable starting March 2, 2011, the day the Company’s Common Stock commenced listing on NASDAQ Global Market.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information regarding the holdings of equity awards by our named executive officers at September 30, 2011:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price per Share	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (a)
Christopher R. Gardner								209,900	(21)	$619,205
	10/2/2001	6,000	(1)			$145.40	10/2/2011
	10/2/2001	1,000	(2)			145.40	10/2/2011
	10/2/2001	144	(3)			145.40	10/2/2011
	10/2/2001	13,530	(4)			145.40	10/2/2011
	10/2/2001	1,470	(5)			145.40	10/2/2011
	10/17/2002	11,250	(6)			16.52	10/17/2012
	10/27/2004	5,000	(7)			139.40	10/20/2013
	10/27/2004	3,750	(8)			51.60	10/27/2014
	10/27/2004	3,750	(9)			51.60	10/27/2014
	10/27/2004	5,625	(10)			51.60	10/27/2014
	10/27/2004	1,875	(11)			51.60	10/27/2014
	12/2/2005	5,500	(12)			48.00	12/2/2015
	6/21/2006	20,000	(13)			30.60	6/21/2016
	10/13/2008	15,000	(14)	5,000	(14)	7.40	10/13/2018
	2/12/2010	22,500	(15)	67,500	(15)	5.20	2/12/2020
	12/9/2010			72,600	(16)	4.36	12/9/2020

Martin McDermut
	8/10/2011	2,083	(17)	47,917	(17)	3.33	8/10/2021	47,917	(22)	141,355

Dr. Martin C. Nuss
	11/16/2007	7,500	(18)	2,500	(18)	19.80	11/16/2017	54,158	(23)	159,766
	10/13/2008	3,750	(14)	1,250	(14)	7.40	10/13/2018
	2/25/2010	5,000		15,000	(19)	5.20	2/25/2020
	12/9/2010			19,800	(16)	4.36	12/9/2020

Mr. Steve Perna
	8/11/2010	6,250		18,750	(20)	3.83	8/11/2020	25,900	(24)	76,405
	12/9/2010	—		6,600	(16)	4.36	12/9/2020

(A)                The market value of the stock awards is based on the closing price per share of Vitesse’s stock on September 30, 2011, which was $2.95 per share.

(1)                   Special Grant: Vested 25% on 10/1/01, 25% on 10/1/02, 25% on 10/1/03, and 25% on 10/1/04

(2)                    Special Grant: Vested 20% on 1/1/02, 20% on 1/1/03, 20% on 1/1/04, 20% on 1/1/05, and 20% on 1/1/06

(3)                   Special Grant: Vested 100% on 12/31/02

(4)                    Annual Grant: Vested 22% on 10/1/02, 22% on 10/1/03, 22% on 10/1/04, 17% on 10/1/05, and 17% on 10/1/06

(5)                    Annual Grant: Vested 1% on 10/1/02, 1% on 10/1/03, 4% on 10/1/04, 47% on 10/1/05, and 47% on 10/1/06

(6)                    Annual Grant: Vested 20% on 10/17/02, 20% on 4/17/03, 20% on 10/17/03, 20% on 4/17/04, and 20% on 10/17/04

(7)                    Annual Grant: Vested 25% on 10/20/04, 25% on 10/20/05, 25% on 10/20/06, and 25% on 10/20/07

(8)                    Annual Grant: Vested 50% on 10/27/07 and 50% on 10/27/08

(9)                    Annual Grant: Vested 50% on 10/27/05 and 50% on 10/27/06

(10)              Annual Grant: Vested 33% on 10/27/06, 33% on 10/27/07, and 33% on 10/27/08

(11)              Annual Grant: Vested 100% on 10/27/09

(12)              Annual Grant: Vested 25% on 12/2/06, 25% on 12/2/07, 25% on 12/2/08, and 25% on 12/2/09

(13)              Retention Grant: Vested 25% on 6/21/07, 25% on 6/21/08, and 25% on 6/21/09 and vests 25% on 6/21/10

(14)              Annual Grant: Vested 50% on 10/14/09 and vests 25% on 10/13/10 and 25% on 10/13/11

(15)              Employment Agreement Grant: Vested 25% on 2/12/11, 25% on 2/12/12, and 25% on 2/12/13 and vests 25% on 2/12/14

(16)              Annual Grant: Vested 25% on 12/10/11, 25% on 12/10/12, 25% on 12/10/13, and 25% on 12/10/14

(17)              Employment Agreement Grant: Vests monthly for 24 months.

(18)              Employment Agreement Grant: Vested 25% on 11/16/08, 25% on 11/16/09, and 25% on11/16/10 and vests 25% on 11/16/11

(19)              Employment Agreement Grant-20,000:  Vested 33% on 2/25/11 and 33% on 2/25/12 and vests 33% on 2/25/13

(20)              Employment Agreement Grant: Vested 25% on 8/11/11 and 25% on 8/11/12 and vests 25% on 8/11/13 and 25% on 8/11/14

(21)              Annual Grant-10,000: Vested 50% on 10/14/09 and vests 25% on 10/13/10 and 25% on 10/13/11; Employment Agreement Grant-90,000: Vested 33% on 2/12/11 and 33% on 2/12/12 and vests 33% on 2/12/13; and Annual grant - 147,400: Vested 25% on 12/9/11, 25% on 12/9/12, 25% on 12/9/13 and 25% on 12/9/14.

(22)              Employment Agreement Grant - 50,000: Vests monthly for 24 months.

(23)              Annual Grant-2500: Vested 50% on 10/14/09 and vests 25% on 10/13/10 and 25% on 10/13/11; Employment Agreement Grant-20,000: Vested 33% on 2/25/11 and 33% on 2/25/12 and vests 33% on 2/25/13; and Annual grant - 40,200: Vested 25% on 12/9/11, 25% on 12/9/12, 25% on 12/9/13 and 25% on 12/9/14.

(24)              Employment Agreement Grant-25,000: Vested 50% on 8/11/11 and 50% on 8/11/12; and Annual grant - 13,400: Vested 25% on 12/9/11, 25% on 12/9/12, 25% on 12/9/13 and 25% on 12/9/14.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table provides information on RSU vesting for each of the named executive officers during fiscal year 2011.  No named executive officer exercised stock options during the year.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Christopher R. Gardner	37,500	$205,875
Martin S. McDermut	2,083	6,770
Martin C. Nuss	8,542	46,896
Steve Perna	12,500	44,250
Richard C. Yonker	18,750	102,938

Employment Agreements

Christopher R. Gardner

On February 12, 2010, we entered into a two year employment agreement with Christopher Gardner, our President and Chief Executive Officer.  Pursuant to his employment agreement, Mr. Gardner receives an annual base salary of $375,000 and is eligible to participate in a cash incentive plan for which provides him with the opportunity to earn a target bonus of 100% of his base salary and a maximum bonus of 150% of his base salary, with the amount of his bonus determined at the discretion of the Compensation Committee.  Mr. Gardner is eligible to receive equity awards under the Company’s stock incentive plans and, in connection with entering into his employment agreement, Mr. Gardner received stock options to purchase 90,000 shares of our common stock and RSUs for 90,000 shares of our common stock.  The stock options have an exercise price of $5.20 per share and vest 25% per year over four years.  The RSUs vest over three years, with one-third of the RSUs vesting on each one-year anniversary of the date of grant.  Mr. Gardner is entitled to five weeks of vacation per year, and is entitled to all other employee benefits provided to other senior executives.

If Mr. Gardner’s employment is terminated by him for good reason or by Vitesse other than for cause, Mr. Gardner is entitled to a lump sum payment equal to (a) two years of his base salary, plus (b) two times his maximum bonus, plus (c) a pro-rata portion (based upon the portion of the fiscal year prior to his termination date) of his target bonus.  In the case of a termination for such reasons within 24 months following a change of control of Vitesse, Mr. Gardner receives the compensation noted above for items (a) and (b), plus the greater of his target bonus in the fiscal year in which termination occurs or the amount of his bonus in the prior fiscal year.

If Mr. Gardner’s employment is terminated by Vitesse other than for cause during the one-year period prior to a change of control of Vitesse and Mr. Gardner can demonstrate that his termination arose in connection with or in anticipation of such change of control, then all RSUs which are subject solely to time-based vesting and were outstanding immediately prior to Mr. Gardner’s final day of employment will become fully vested and, to the extent such change of control occurs during the six-month period following the termination date of Mr. Gardner’s employment, all of his outstanding options which are subject solely to time-based vesting shall become fully vested at the time of the change of control.  If Mr. Gardner’s employment is terminated for good reason or other than for cause during the 24-month period following a change of control, then all outstanding options and RSUs which are subject solely to time-based vesting shall become fully vested and his stock options shall remain exercisable for an additional 90 days following the date of his termination of employment.

Mr. Gardner’s employment agreement contains a provision that would require him to return to Vitesse any bonus payments he received if the Company were required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, and the Board determines that misconduct by Mr. Gardner occurred and caused such restatement.

Martin S. McDermut

Effective July 27, 2011, we entered into a two year employment agreement with Martin McDermut, our Chief Financial Officer.  Pursuant to his employment agreement, Mr. McDermut receives an annual base salary of $285,000 and is eligible to participate in the Company’s cash incentive plan for senior executives which provides him with the opportunity to earn a target bonus of 40% of his base salary and a maximum bonus of 60% of his base salary, with the amount of his bonus determined at the discretion of the Compensation Committee.  Any bonus amount earned for fiscal year 2011 will be prorated based on the portion of the year Mr. McDermut was employed with us.  Mr. McDermut is eligible to receive equity awards under the Company’s stock incentive plans and, in connection with entering into his employment agreement, Mr. McDermut received stock options to purchase 50,000 shares of our common stock and RSUs for 50,000 shares of our Common Stock.  The stock options have an exercise price of $3.33 per share and the stock options and RSUs vest in equal monthly installments over two years.  Mr. McDermut is entitled to three weeks of vacation per year, and is entitled to all other employee benefits provided to other senior executives.

If Mr. McDermut’s employment is terminated by him for good reason or by Vitesse other than for cause, Mr. McDermut is entitled to a lump sum payment equal to 12 months of his then base salary and remains eligible for his earned bonus, prorated using the maximum potential annual bonus amount through his date of termination.  In addition, if such termination of employment occurs within the 12 months following a change in control, Mr. McDermut would be entitled to (a) an additional payment equal to the amount of his maximum potential annual bonus for the fiscal year in which his termination occurred, (b) immediate vesting of his equity compensation awards with respect to the number of shares that would have vested if Mr. McDermut had completed an additional two years of continuous service and his stock options shall remain exercisable for an additional 90 days following the date of his termination of employment, and (c) payment of the cost of continuation of group medical and dental benefits for a period of 24 months.

Mr. McDermut’s employment agreement contains a provision that would require him to return to Vitesse any bonus payments he received if the Company were required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, and the Board determines that misconduct by Mr. McDermut occurred and caused such restatement.  Mr. McDermut would be required to disgorge (i) any bonus or other incentive-based or equity-based compensation he received from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such error, and (ii) any net profits realized by Mr. McDermut from the sale of the Company’s stock during that 12-month period.

Martin C. Nuss

Dr. Martin Nuss serves as our Vice President Technology and Strategy pursuant to an employment letter agreement with us, dated October 26, 2007, as amended in December 2011.  The term of the agreement will continue until terminated by either party.  Pursuant to his employment letter agreement, Dr. Nuss receives an annual base salary, which presently is $235,000, and is eligible to participate in the Company’s cash incentive plan for senior executives which presently provides him with the opportunity to earn a target bonus of 30% of his base salary and a maximum bonus of 50% of his base salary, with the amount of his bonus determined at the discretion of the Compensation Committee.  Dr. Nuss is entitled to all other employee benefits provided to other senior executives.

If Dr. Nuss’ employment is terminated by him for good reason or by Vitesse other than for cause, Dr. Nuss is entitled to a lump sum payment equal to 12 months of his then base salary, unless termination occurs within 12 months following a change in control.  If such termination of employment occurs within the 12 months following a change in control, Dr. Nuss would be entitled to (a) 9 months of his then base salary, (b) an additional payment equal to one week of base salary for every 12 months Dr. Nuss has been employed by Vitesse, (c) his earned bonus for the fiscal year in which the termination occurred pro-rated based on termination date and subject to other terms and conditions of the bonus plan then in effect, (d) an additional payment equal to 50% of the amount of his maximum potential annual bonus for the fiscal year in which his termination occurred, (e) immediate vesting of his equity compensation awards with respect to the number of shares that would have vested if Dr. Nuss had completed an additional two years of continuous service and his stock options shall remain exercisable for an additional 90 days following the date of his termination of employment, and (f) payment of the cost of COBRA medical and dental benefits for a period of 12 months.

Steve Perna

On August 2, 2010, we entered into an employment agreement with Steve Perna, our Vice President, Product Marketing.  The term of the agreement will continue until terminated by either party.  Pursuant to his employment agreement, Mr. Perna receives an annual base salary, which presently is $235,000, and is eligible to participate in the Company’s cash incentive plan for senior executives which presently provides him with the opportunity to earn a target bonus of 30% of his base salary and a maximum bonus of 50% of his base salary, with the amount of his bonus determined at the discretion of the Compensation Committee.  Mr. Perna is eligible to receive equity awards under the Company’s stock incentive plans and, in connection with entering into his employment agreement, Mr. Perna received stock options to purchase 25,000 shares of our common stock and RSUs for 25,000 shares of our common stock.  The stock options have an exercise price of $3.83 per share and vest 25% per year over four years.  The RSUs vest 50% per year over two years.  Mr. Perna is entitled to three weeks of vacation per year, and is entitled to all other employee benefits provided to other senior executives.

Mr. Perna also received relocation allowance of $150,000, which required the relocation of Mr. Perna to within 45 miles of the Company’s Camarillo, California office.  If Mr. Perna voluntarily terminates employment with Vitesse or is terminated by Vitesse for cause before completing four full years of service, Mr. Perna has agreed to repay the relocation allowance.

If Mr. Perna’s employment is terminated by him for good reason or by Vitesse other than for cause, Mr. Perna is entitled to (i) a lump sum payment equal to six months of his then base salary; (ii) his earned bonus, calculated at the maximum target and prorated through his date of termination; plus (iii) an additional bonus equal to his actual earned, pro-rated bonus.  If such termination of employment occurs within the 12 months following a change in control, Mr. Perna would be entitled to (a) a lump sum payment equal to six months of his then base salary, plus an additional payment equal to one week of base salary for every 12 months Mr. Perna has been employed by Vitesse; (b) his earned bonus for the fiscal year in which termination occurred; (c) a payment equal to the amount of his maximum potential annual bonus for the fiscal year in which his termination occurred; (d) immediate vesting of his equity compensation awards with respect to the number of shares that would have vested if Mr. Perna had completed an additional two years of continuous service as though all options and other equity arrangements were vesting over four years in 48 equal monthly amounts, and his stock options shall remain exercisable for an additional 90 days following the date of his termination of employment; and (e) payment of the cost of COBRA medical and dental benefits for a period of 12 months.

Mr. Perna’s employment agreement contains a provision that would require him to return to Vitesse certain bonus payments and profits he received if the Company were required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K, due to material noncompliance with any financial reporting requirement under the federal securities laws, and the Board determines that misconduct by Mr. Perna occurred and caused such restatement.  Mr. Perna would be required to disgorge (i) any bonus or other incentive-based or equity-based compensation he received from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such error, and (ii) any net profits realized by Mr. Perna from the sale of the Company’s stock during that 12-month period.

Richard Yonker

On July 29, 2011, we entered into a resignation and separation agreement and general release of claims with Richard Yonker in connection with his resignation as our Chief Financial Officer.  Pursuant to the agreement, we paid Mr. Yonker severance in the amount of $285,000, representing 12 months of his annual base salary, and Mr. Yonker provided us with a general release of claims and agreed to cooperate with and assist the Company with respect to any pending or future litigation, disputed claims or other matters.

Potential Payments upon Termination or Change-in-Control

As described above, our employment agreements with each of our named executive officers who were employed by Vitesse at September 30, 2011 provide for severance benefits in the event that the executive’s employment is terminated without cause or for good reason.  These severance benefits generally increase if any such termination occurs in connection with a change in control of Vitesse.  We do not have any agreements or other arrangements that provide for payments solely upon a change in control of Vitesse without the termination of employment.

Without Change in Control

The following table sets forth severance payments and benefits that we would have been obligated to pay to the named executive officers who were employed by us at September 30, 2011, assuming a triggering event had occurred under each of their respective agreements as of September 30, 2011 that did not also involve a change in control of Vitesse:

	Termination Without Change in Control
	Base Salary Payment	Bonus Payment	Total Payout

Christopher R. Gardner (1)	$750,000	$1,500,000	$2,250,000
Martin S. McDermut (2)	285,000	30,780	315,780
Martin C. Nuss (3)	235,000	—	235,000
Steve Perna (4)	117,500	235,000	352,500

(1)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to two years of his base salary.  Bonus payment represents the sum of (i) two times his maximum bonus opportunity for fiscal year 2011 and (ii) one times his target bonus opportunity for fiscal year 2011.

(2)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to one year of his base salary.  Bonus payment represents the prorated sum of (i) one times his maximum bonus opportunity for fiscal year 2011 and (ii) one times his target bonus opportunity for fiscal year 2011.

(3)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to one year of this base salary.

(4)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to six months of his base salary.  Bonus payment represents the sum of (i) one times his maximum bonus opportunity for fiscal year 2011 and (ii) one times his prorated target bonus opportunity for fiscal year 2011.

With Change in Control

The following table sets forth severance payments and benefits that we would have been obligated to pay to the named executive officers who were employed by us at September 30, 2011, assuming a triggering event had occurred under each of their respective agreements as of September 30, 2011 in connection with a change in control of Vitesse:

	Termination With Change in Control
	Base Salary Payment	Bonus Payment	Continuation of Benefits(5)	Acceleration of Vesting of Equity Awards(6)	Total Payout

Christopher R. Gardner (1)	$750,000	$1,500,000	$—	$619,205	$2,869,205
Martin S. McDermut (2)	285,000	30,780	36,158	141,355	493,293
Martin C. Nuss (3)	235,000	—	—	—	235,000
Steve Perna (4)	122,019	235,000	19,314	76,405	452,738

(1)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to two years of his base salary.  Bonus payment represents the sum of (i) two times his maximum bonus opportunity for fiscal year 2011 and (ii) one times his target bonus opportunity for fiscal year 2011.

(2)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to one year of his base salary.  Bonus payment represents the prorated sum of (i) one times his maximum bonus opportunity for fiscal year 2011 and (ii) one times his target bonus opportunity for fiscal year 2011.

(3)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to one year of this base salary.

(4)   Base salary payment represents cash severance payments based on the executive’s salary at September 30, 2011, in an amount equal to 27 weeks of his base salary.  Bonus payment represents the sum of (i) one times his maximum earned bonus opportunity for fiscal year 2011 and (ii) one times his target bonus opportunity for fiscal year 2011.

(5)   Represents the aggregate amount of all premiums payable for the continuing of the executive’s health benefits for the applicable severance period, based on the amounts of such premiums at September 30, 2011.

(6)   Represents the value of accelerated “in the money” stock options and restricted stock awards using the closing price of our Common Stock on September 30, 2011 of $2.95 per share.

Equity Compensation Plan Information

The following table provides information as of September 30, 2011 concerning securities authorized for issuance under our equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants or Rights		Weighted Average Exercise Price of Outstanding Options (3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column A)
Equity compensation plans approved by security holders (1)	2,889,160	(2)	$16.28	1,656,084	(4)
Equity compensation plans not approved by security holders (5)	106,002		$81.76	—
Total	2,995,162		$18.60	1,656,084

(1)   Consists of the 2010 Incentive Plan and the 2001 Stock Incentive No additional awards are being made under the 2001 Stock Incentive Plan.

(2)   Includes 1,295,979 RSUs, which do not have an exercise price.

(3)   Consists of the weighted average exercise price for stock options only

(4)   Consists of shares of our common stock reserved for issuance under the 2010 Incentive Plan.  Shares available for issuance under the 2010 Incentive Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the compensation committee.

(5)   Consists of the Vitesse International Inc. 1999 International Stock Option Plan, which was adopted in 1999 to provide for the grant to international employees of incentive stock options and the assumption of options under plans of foreign subsidiaries. The Vitesse International Inc. 1999 International Stock Option Plan expired on October 31, 2009.  No additional options may be granted under the 1999 International Stock Option Plan.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on Vitesse.  Our base salary component of compensation does not encourage risk-taking because it is a fixed amount.  Our executive bonus plan for senior executives and our equity compensation awards have the following risk-limiting characteristics:

•                  Cash awards to each executive officer are set in a market range and are limited by the terms of the executive bonus plan for senior executives to a fixed maximum specified in the plan;

•                  Cash awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•                  Neither cash nor equity awards are not tied to formulas that could focus executives on specific short-term outcomes;

•                  Members of the Compensation Committee approve the final cash incentive awards made under the executive bonus plan for senior executives in their discretion, after the review of executive and corporate performance;

•                  Members of the Compensation Committee approve all equity awards for senior executives in their discretion;

•                  An equity award’s value is delivered in the form of stock and options that vest over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•                  Equity and cash awards, as well as profits realized upon the sale of our securities, may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of certain other wrong-doing by the recipient.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions.  Additionally, from time-to-time the Board may directly consider these transactions.  We will report all such material related person transactions under applicable accounting rules and SEC rules and regulations.  For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•                       Any of our Directors, nominees for Director and executive officers;

•                       Any person known to be the beneficial owner of five percent or more of our Common Stock (a “5% Stockholder”); and

•                       Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for Director, executive officer and 5% Stockholder.

The Audit Committee is responsible for reviewing, in consultation with counsel, reports and disclosures of insider and affiliated party transactions and compliance with our policy and procedures with respect to related party transactions. Our policies and procedures regarding related party transactions are evidenced in writing by our Code of Business Conduct and Ethics.  The Code requires all Directors, officers and employees to discharge their responsibilities solely on the basis of the Company’s best interests, independent of personal interests, considerations or relationships.  The Code also requires anyone who personally becomes involved in a situation that gives rise to an actual or potential conflict of interest to immediately notify our Human Resources department.  The Code requires members of our Board to take all reasonable steps to avoid conflicts of interest with the Company.  Additionally, the Code requires members of our Board to promptly disclose to the Chairperson of our Nominating and Corporate Governance Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company.  The charter of our Board’s Nominating and Corporate Governance Committee provides that this committee will review potential conflicts of interest involving members of our Board and will determine whether such Director or Directors may vote on any issue as to which there may be a conflict.

Reportable Related Person Transactions

Since October 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee Report does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filings by us under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

The Audit Committee hereby reports as follows:

1.               Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.               The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

3.               The Audit Committee has discussed with the Company’s independent registered public accounting firm, BDO USA, LLP, the overall scope of and plans for their audit. The Audit Committee has met with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. I AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.               The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP their independence.

5.               Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, for filing with SEC.

Respectfully submitted by
THE AUDIT COMMITTEE

James H. Hugar, Chairman
Steven P. Hanson
Edward Rogas, Jr.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the form proxy to vote the shares they represent as the Board may recommend.

By Order of the Board of Directors,

Camarillo, California	Christopher R. Gardner
December 6, 2011	President and Chief Executive Officer

Notice of 2012 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — January 26, 2012 The undersigned, stockholder of Vitesse Semiconductor Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 8, 2011, and hereby appoints Christopher R. Gardner and Martin S. McDermut, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Vitesse Semiconductor Corporation to be held on January 26, 2012 at 9:00 a.m., local time, at the Hyatt Westlake Plaza in Thousand Oaks, 880 South Westlake Boulevard, Westlake Village, California 91361, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, (3) FOR EVERY ONE YEAR ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, (4) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL FOUR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. Proxy — VITESSE SEMICONDUCTOR CORPORATION 2012 Annual Meeting Admission Ticket 2012 Annual Meeting of VITESSE SEMICONDUCTOR CORPORATION January 26, 2012 at 9:00 a.m. Local Time Hyatt Westlake Plaza in Thousand Oaks 880 South Westlake Boulevard Westlake Village, California 91361 Upon arrival, please present this admission ticket and photo identification at the registration desk. Directions From Los Angeles Int'l Airport: Take Century Blvd. to 405 San Diego Freeway North to 101 West/Ventura Fwy.-North. Exit at Westlake Blvd., turn left. Pass over freeway to first signal and turn left. Hotel is on right. From Burbank Airport: Exit to Hollywood Way South. Turn left onto Alameda Ave. Follow signs to 134 Ventura Fwy.-West. Hwy 134 converts to 101 Ventura Fwy.-North. Exit at Westlake Blvd., turn left. Pass over freeway to first signal and turn left. Hotel is on right. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01DYWC 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all nominees listed, FOR Proposals 2 and 4 and every 1 YEAR on Proposal 3. For Against Abstain 4. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. 1. Election of Directors. For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 2. To approve by advisory vote the compensation of the Company’s executives. 1 Year 2 Years 3 Years Abstain 3. To hold an advisory vote on the frequency of the advisory vote on executive compensation. 01 - Christopher R. Gardner 04 - G. Grant Lyon 02 - Steven P. Hanson 05 - Edward Rogas, Jr. 03 - James H. Hugar 06 - G. William LaRosa For Against Abstain Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 1 2 4 3 9 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 Admission Ticket IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 25, 2012. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/VTSS • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.